EXHIBIT 99.2

FOR IMMEDIATE RELEASE

September 29, 1998


Contact: Bob Stickler (704-386-8465) at NationsBank
         John Keane (415-622-2773) at BankAmerica


NEW BANKAMERICA CORPORATION ANNOUNCES BOARD
OF DIRECTORS

CHARLOTTE, NC, September 29, 1998 - Hugh McColl, chairman and chief executive officer of the new BankAmerica Corporation, today announced the 20-person Board of Directors for the company, which is to be created Sept. 30 from the merger of NationsBank and BankAmerica corporations.

"These women and men are truly outstanding representatives of business and academia whose experience and knowledge will be invaluable in helping guide our new company financially and strategically into a new century," McColl said. "And, we are America's bank, doing business across America and around the world. I'm extremely pleased that our board reflects that."

Under the merger agreement, the board consists of 11 directors of NationsBank and 9 directors of BankAmerica. McColl, currently chairman and chief executive officer of NationsBank Corporation, and David Coulter, chairman and chief executive officer of BankAmerica Corporation who is to become president of the new company, also are on the new board.

The directors are listed in alphabetical order:

Charles W. Coker is chairman and chief executive officer of Sonoco Products Company, a South Carolina manufacturer of paper and plastic products. He has been a NationsBank director since 1969.

Timm Crull, served as chairman and chief executive officer of Nestle USA, Inc., a processor of food and related products, from January 1992 until December 1994. He has been a director of BankAmerica Corporation since 1992 and was previously a director of Security Pacific Corporation before it was merged into BankAmerica.

Alan T. Dickson is chairman of Ruddick Corporation, a North Carolina-based diversified holding company. He has been a NationsBank director since 1969.

Kathleen Feldstein is president of Economics Studies, Inc., a Massachusetts-based private consulting firm. Her newspaper columns on economic affairs, written with her husband Martin Feldstein, appear regularly in newspapers around the world. She has been a BankAmerica director since 1987.

Paul Fulton is chairman and chief executive officer of Bassett Furniture Industries, a North Carolina furniture manufacturer. He was formerly Dean of the Kenan-Flagler Business School at the University of North Carolina. He has been a NationsBank director since 1993.

Donald Guinn was chairman and chief executive officer of Pacific Telesis Group, a telecommunications holding company, until his retirement in 1988. He has been a BankAmerica director since 1992 and previously served as a director of Security Pacific Corporation until it was merged into BankAmerica.

C. Ray Holman is chairman and chief executive officer of Mallinckrodt, Inc., a Missouri provider of health care products and specialty chemicals. He has been a NationsBank director since 1997.

W.W. "Hootie" Johnson is the former chairman and chief executive officer of Bankers Trust of South Carolina, which was merged into NationsBank Corporation in 1986. He has been a NationsBank director since that year.

Walter Massey is president of Morehouse College. Previously, he held senior positions at the University of California and was a director of the National Science Foundation, a federal agency that supports research and education in mathematics, science and engineering. He has been a BankAmerica director since 1993.

Richard Rosenberg is the retired chairman and chief executive officer of BankAmerica Corporation. He was CEO from 1990 through 1995. He has been a BankAmerica director since 1987.

O. Temple Sloan, Jr. is chairman and chief executive officer of General Parts, Inc., a North Carolina distributor of automotive replacement parts. He has been a NationsBank director since 1996.

Meredith R. Spangler is chairman of the board of the C.D. Spangler Foundation and a director of C.D. Spangler Construction Company in North Carolina. She has been a NationsBank director since 1988.

Michael  Spence  is  dean  of  the  Graduate  School  of  Business  at  Stanford
University. Previously he was a professor of Economics and Business Administration and the dean of the Faculty of Arts and Sciences at Harvard University. He has been a BankAmerica director since 1990.

Ronald Townsend is a communication consultant in Florida. Previously he served as chairman of US FiberOptics Corporation, a provider of fiber optics technology, and was also president of Gannett Television for the Gannett Company. He has been a NationsBank director since 1993.

Solomon Trujillo is president and chief executive officer of USWest Communications Group, a provider of telecommunications services. He was previous president and chief executive officer of USWest Marketing Resources Group. He has been a BankAmerica director since 1996.

Jackie M. Ward is president and chief executive officer of Computer Generation Inc., a Georgia computer software company. She has been a NationsBank director since 1994.

Virgil R. Williams is chairman and chief executive officer of Williams Group International, Inc., a Georgia industrial and environmental contracting company. He also serves as president of Williams Communications, Inc., a publishing company. He has been a NationsBank director since 1996 and was previously a director of Bank South Corporation from 1987 until it was merged into NationsBank in 1996.

Shirley Young is vice president of General Motors Corporation, a transportation company. Her responsibilities include China Strategic Development and Counseling for Asia Pacific. She has been a BankAmerica director since 1998.

The new board takes effect upon the consummation of the merger after the close of business on Sept. 30, 1998.

BankAmerica Corporation, with $572 billion in total assets, will be the largest bank in the United States, with full-service operations in 22 states and the District of Columbia. BankAmerica provides financial products and services to 30 million households and 2 million businesses, as well as providing international corporate financial services for business transactions in 190 countries. BankAmerica Corporation stock (ticker:BAC) is listed on the New York, Pacific, London and Tokyo stock exchanges.

                              www.bankamerica.com

                              www.nationsbank.com